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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

               INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.
-------------------------------------------------------------------------------

                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   46047F 10 4
--------------------------------------------------------------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                --------------------
| CUSIP No. 46047F 10 4 |                                | Page 2 of 5 Pages |
-------------------------                                --------------------


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    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Anne Wells
           ###-##-####
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
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                                    5         SOLE VOTING POWER

                                              410,791
                           -----------------------------------------------------

                                   6          SHARED VOTING POWER

    NUMBER OF SHARES                          177,600
  BENEFICIALLY OWNED BY    -----------------------------------------------------
  EACH REPORTING PERSON
           WITH
                                   7          SOLE DISPOSITIVE POWER

                                              410,791
                           -----------------------------------------------------

                                   8          SHARED DISPOSITIVE POWER

                                              177,600
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          588,391 (Includes 177,600 shares held by Ms. Wells' husband. Inclusion herein of such shares shall not be construed as an admission that Ms. Wells is the beneficial owner of such shares.)
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING*


          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





Item 1.
         (a) Name of Issuer:

             International Telecommunication Data Systems, Inc.

         (b) Address of Issuer's Principal Executive Offices:

             225 High Ridge Road
             Stamford, CT  06905

Item 2.
         (a) Name of Person Filing:

             Anne Wells

         (b) Address of Principal Business Office or, if none, Residence:

             45 Augur Lane
             Durham, CT 06422

         (c) Citizenship:

             USA

         (d) Title of Class of Securities:

             Common Stock, $.01 par value per share

         (e) CUSIP Number:

             46047F 10 4

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(h), check whether the person filing is a:
         (a) [ ]  Broker or Dealer registered under Section 15 of the Act
         (b) [ ]  Bank as defined in section 3(a)(6) of the Act
         (c) [ ]  Insurance Company as defined in section 3(a)(19) of the act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)
         (g) [ ]  Parent Holding Company, in accordance with
                  (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

                  Not Applicable

Item 4. Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a)      Amount Beneficially Owned:  588,391*
(b)      Percent of Class:  7.0%


         *(Includes 177,600 shares held by Ms. Wells' husband. Inclusion herein of such shares shall not be construed as an admission that Ms. Wells is the beneficial owner of such shares.)


(c)      Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:  410,791
         (ii)  shared power to vote or to direct the vote:  177,600
         (iii) sole power to dispose or to direct the disposition of:  410,791
         (iv)  shared power to dispose or to direct the disposition of:  177,600

Item 5. Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

Item 8. Identification and Classification of Members of the Group

            Not applicable.

Item 9. Notice of Dissolution of Group

             Not applicable.

Item 10. Certification

              Not applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February  11, 1997
                                   --------------------------------------
                                                 Date

                                   --------------------------------------
                                               Signature

                                                Anne Wells
                                   --------------------------------------
                                                Name/Title